RENAISSANCE WORLDWIDE, INC.                                        CONFIDENTIAL

                                   SCHEDULE 1
                             FEES AND INTEREST RATES


ARRANGEMENT,
SYNDICATION,
ADMINISTRATION AND
PREPAYMENT FEES:    The Borrowers shall be required to pay to the Agent the
---------------     arrangement, syndication, administration, prepayment and
                    other fees set forth in the Fee Letter in the amounts and on the dates set forth in the Fee Letter.

COMMITMENT FEE:     The Borrowers shall be required to pay to the Agent for the
--------------      ratable accounts of the Lenders a Commitment Fee equal to
                    (i) 0.375% per annum if the Borrowers select the $40,000,000
                    Maximum Commitment Amount, or (ii) 0.500% per annum if the Borrowers select the $50,000,000 Maximum Commitment Amount, multiplied by the average daily unused amount of the Revolving Credit commitment during the preceding quarter, payable quarterly commencing on the first day of the calendar quarter following the Closing Date. Commitment Fees shall be calculated based on a 360 day year.

INTEREST
RATES:              With respect to all outstanding Revolving Credit loans the
-----               initial applicable interest rate will be (i) LIBOR plus 250 basis points, or (ii) Prime plus 50 basis points. All interest rates shall be calculated based on a 360 day year.

                    As used herein: (a) "LIBOR" means the London Interbank Offered Rates quoted by recognized financial sources such as Reuters or Bloomberg, adjusted if necessary for any statutory reserves, and (b) "Prime" means the rate announced by J.P. Morgan Chase & Co. as its prime rate. LIBOR-based Revolving Credit Loans will be (x) available for interest periods of one, two or three months, and (y) available in amounts not less than $500,000 each.

--------------------------------------------------------------------------------
[LOGO] JPMorganChase                                               Confidential
                           Schedule 1 - Page 1 of 2

RENAISSANCE WORLDWIDE, INC.                                        CONFIDENTIAL

                                   SCHEDULE 1
                        FEES AND INTEREST RATES (cont'd)

PERFORMANCE
PRICING GRID:       Commencing on the first anniversary of the Closing Date, the
------------        applicable interest rate shall be adjusted quarterly based upon average excess Availability during the prior quarter as set forth in the following grid:

              ------------------------------------------------------------------
                 Excess Availability       Interest Rate       Interest Rate

                                            LIBOR Plus           Prime Plus
              ------------------------------------------------------------------
                      Level I                 225 bps              25 bps

              Greater than or equal to
                  $15,000,000
              ------------------------------------------------------------------
                      Level II                250 bps              50 bps

              $10,000,000 to $14,999,999
              ------------------------------------------------------------------
                      Level III               275 bps              75 bps

              $5,000,000 to $9,999,999
              ------------------------------------------------------------------

LETTER OF
CREDIT FEES:        The Borrowers shall pay to the Agent for the ratable
-----------         accounts of the Lenders, a Letter of Credit Fee for each
                    Letter of Credit issued by the Agent for the account of the Credit Parties equal in amount to 1.50% per annum on the face amount of such Letter of Credit, payable quarterly in advance. In addition to such Letter of Credit fees, the Borrowers shall pay to the Agent for its own account on such dates as the Agent shall specify, all customary fronting and other fees charged by the Agent to its customers for Letters of Credit issued by the Agent.

PENALTY RATE:       All outstanding Revolving Credit Loans shall bear interest
------------        at a penalty rate of interest equal to Prime plus 350 basis points upon the occurrence of, and during the continuance of, an Event of Default under the Facility Documents.

--------------------------------------------------------------------------------
[LOGO] JPMorganChase                                               Confidential
                           Schedule 1 - Page 2 of 2

RENAISSANCE WORLDWIDE, INC.                                        CONFIDENTIAL

                                   SCHEDULE 2
               STOCK PURCHASE PRICE AND SOURCES AND USES OF FUNDS


The purchase price for the shares of capital stock of RWI under the Merger Agreement shall not exceed $1.65/share (or such greater price as JPMorgan/Chase, in its reasonable discretion, shall otherwise agree to in writing).


The sources and uses of funds in connection with the Merger Transaction (assuming a stock purchase price of $1.65 per share under the Merger Agreement) shall be substantially as follows:

--------------------------------------------------------------------------------------------------------------------
               Sources                                                     Uses
               -------                                                     ----
Cash on RWI's Balance Sheet                    $52.0MM       Purchase  of all  outstanding  stock      $87.5MM
                                                             of RWI
Initial Revolving Credit Loans                 $19.8MM       Transaction Expenses                      $ 4.0MM
Management Rollover                            $19.7MM
                                               -------                                                 -------
     Total                                     $91.5MM                        Total                    $91.5MM
--------------------------------------------------------------------------------------------------------------------


[LOGO] JPMorganChase                                               Confidential
                            Schedule 2 Page 1 of 1

                                PROJECT REGIMENT

                               Presentation to the
                          Independent Special Committee
                            of the Board of Directors

                                  June 21, 2001

Important Disclaimer
                                                                       [GRAPHIC]


This document has been prepared by Adams, Harkness & Hill, Inc. ("AH&H") as part of a presentation being made to and at the request of the Independent Special Committee to the Board of Directors of REGIMENT, Inc. ("REGIMENT") in support of our opinion as to the fairness to REGIMENT, from a financial point of view and as of the date hereof, of the consideration to be received by the shareholders of REGIMENT in connection with the proposed transaction (the "Transaction"). The material in this document and all analyses contained herein are confidential and have been developed solely for the use of the Independent Special Committee of the Board of Directors of REGIMENT in connection only with the Transaction. Any use of this material or the analyses contained herein for any other purpose (including the evaluation of any proposed transaction other than the Transaction) or any other publication of this material or the analyses contained herein without the express written consent of AH&H is strictly prohibited.

In connection with its preparation of these materials, AH&H received and reviewed historical and projected operating results and related business and financial information of REGIMENT as developed by REGIMENT management, and held limited discussions with members of the management of REGIMENT regarding this information. In connection with the analyses contained herein, we have not independently verified any such information and have relied on all such information as being complete and accurate in all material respects. In addition, we have not obtained any independent appraisal of the properties or assets of REGIMENT.

Several analytical methodologies have been employed herein and no one method of analysis should be emphasized disproportionately or regarded as critical to the overall conclusion that we have reached. Each analytical method has inherent strengths and weaknesses, and the nature of the available information may further affect the value of a particular method. The conclusions that we have reached are based on all the analyses and factors presented herein taken as a whole and also on the application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the individual value or merit of any one or more parts of the material that follows. Our only opinion is contained in the formal written opinion delivered to the Independent Special Committee of the Board of Directors of REGIMENT as to the fairness, from a financial point of view, and as of the date hereof, of the consideration to be received by the shareholders of REGIMENT in connection with the Transaction.

The opinion, the analyses contained herein and all conclusions drawn from such analyses are necessarily based upon prevailing market, economic and other conditions that exist and can be evaluated as of the date of this document, and on information available to AH&H as of the date hereof.

Table of Contents / Agenda
                                                                       [GRAPHIC]


Section A - Overview

Section B - Valuation Assessment
          @ Exhibit 1 - Peer Group Analysis
          @ Exhibit 2 - Precedent Transaction Analysis
          @ Exhibit 3 - Discounted Cash Flow Analysis
          @ Exhibit 4 - "Break Up" Analysis

Section A
Overview

                                                                       [GRAPHIC]

Overview
REGIMENT Share Price Performance

REGIMENT Stock Price/Volume Activity - January 2000 to Present

--------------------------------------------------------------------------------

                              === Volume ---Close

3/1/00 - REGIMENT sells its Business Strategy Segment to an investor group for approximately $65 million.

7/31/00 - REGIMENT reports revenue and earnings estimates that were below expectations. Gross and Operating margins were, also, disappointing.

9/21/00 - Last day REGIMENT stock closed above $1.65.

9/21/00 - REGIMENT announced a definitive agreement to sell its wholly owned subsidiary, The Hunter Group, Inc. to Cedar Group PLC for approximately $72 million in cash.

1/3/01 - REGIMENT receives letter from NASDAQ notifying the Company of its non-compliance with listing requirements due to the failure to maintain a minimum bid price of $1.00 during the last 30 consecutive trading days.

4/2/01 - REGIMENT reports Q1 2001 results.


                                     [GRAPH]

                            [PLOT POINTS TO COME?]

--------------------------------------------------------------------------------
Period High                                                           $   8.063
Period Low                                                            $   0.400
Close                   19-Jun-01                                     $   0.460
Average Close                                                         $   2.304
Average Volume                                                          297,715
--------------------------------------------------------------------------------
10 Day average                                                        $   0.480
20 Day average                                                        $   0.463
30 Day average                                                        $   0.501
60 Day average                                                        $   0.616
90 Day average                                                        $   0.754
--------------------------------------------------------------------------------

                                                                       [GRAPHIC]


Overview
Index of REGIMENT Share Price Performance

--- GovConnect Peer Group -36%   --- NASDAQ -52%     ---ITCS Peer Group -44%
--- REGIMENT -94%


                                     [GRAPH]

                             [PLOT POINTS TO COME]


GovConnect Peer Group includes: AMSY, CACI, CVNS, MMS, EGOV, PER, TIER, SCTC

ITCS Peer Group includes: ALRC, ANLY, CHRZ, CTG, CGZ, HAKI, KELYA, MAN, MISI, MPS, SFN, TSRC, VOL

                                                                       [GRAPHIC]


Overview
Volume At Price Histogram - One Year

=== Shares Traded (MM)   --- Cumulative Trading Volume as a % of Float


                                     [GRAPH]


Share Price Intervals

                                          $0.00-$0.75    $0.75-$1.50      $1.50-$1.65         $1.65-$2.00        $2.00-$2.25
Trading Volume as %
of Volume Traded                             11.9%          55.0%            17.6%               12.7%              2.8%
Cumulative Volume as %
of Volume Traded                             11.9%          66.9%            84.5%               97.2%             100.0%
Trading Volume as %
of Total Shares Outstanding                  13.5%          62.4%            19.9%               14.4%              3.2%
Cumulative Volume as %
of Total Shares Outstanding                  13.5%          75.8%            95.8%              110.2%             113.4%
Trading Volume as %
of Float                                     25.4%         117.5%            37.6%               27.1%              6.0%
Cumulative Volume as %
of Float                                     25.4%         142.9%            180.4%             207.5%             213.6%

Source: FactSet and Bloomberg. Shares outstanding assumed to be 52.56 million and float assumed to be 27.90 million.

                                                                       [GRAPHIC]


Overview
REGIMENT Timeline of Relevant Events

In June 2000 the Company engaged a financial advisory firm to identify and approach potential buyers. 29 financial buyers were initially approached on behalf of REGIMENT.

In August 2000 REGIMENT's financial advisor initiated discussions with potential strategic buyers regarding the ITCS division.

In Nov. 2000 REGIMENT received preliminary indications of interest from two potential strategic acquirers and one potential financial party; no formal offers materialized.

On April 9, 2001 the Special Committee was formed in response to preliminary indication of interest from Mr. Conway with respect to a potential MBO.

On April 12, 2001 the Special Committee received a written indication of interest from Mr. Conway to acquire all of the Company's outstanding capital stock for cash consideration of $1.20 per share.

On April 25, 2001 AH&H was engaged by the Special Committee to provide financial advisory services.

On May 14, 2001 the Special Committee rejected Mr. Conway's indication of interest at $1.20 per share.

On May 15, 2001 the Chief Financial Officer of REGIMENT contacted four parties, three of which had earlier expressed varying levels of interest in acquiring the Company, in whole or in part, in order to assess their current level of interest.

On May 21, 2001 Mr. Conway submitted a revised indication of interest at $1.25 per share.

On May 22, 2001 AH&H contacted two potential strategic acquirors of to assess their respective level of interest in acquiring the Company. Each submitted an indication of interest, in one instance for the entire entity, in the other for the ITCS unit only.

On May 24, 2001, Mr. Conway submitted a revised indication of interest at $1.42 per share.

On May 30, 2001, Mr. Conway submitted a revised offer at $1.63 per share.

On June 11, 2001, the Special Committee received a written indication of interest from a potential strategic acquiror for $1.75 per share; such indication did not include a funding commitment.

On June 12, 2001, Mr. Conway submitted a revised offer of $1.65 per share.

On June 14, 2001, the Company's SEC deadline passed to have three outside directors on the independent audit committee.

In addition, the Company has until July 26, 2001 to regain compliance with NASDAQ regarding maintaining a minimum bid price of $1.00 for 30 consecutive trading days.

                                                                       [GRAPHIC]


Overview
REGIMENT Share Price Performance 1/1/00 - 6/19/01

                              === Volume --- Close

                                     [GRAPH]

4/12/01 - $1.20 offer submitted
5/21/01 - $1.25 offer submitted
5/24/01 - $ 1.42 offer submitted
5/30/01 - $ 1.63 offer submitted
6/12/01 - $ 1.65 offer submitted

--------------------------------------------------------------------------------
Period High                                                          $    8.063
Period Low                                                           $    0.400
Close                   19-Jun-01                                    $    0.460
Average Close                                                        $    2.304
Average Volume                                                          297,715
--------------------------------------------------------------------------------
10 Day average                                                       $    0.480
20 Day average                                                       $    0.463
30 Day average                                                       $    0.501
60 Day average                                                       $    0.616
90 Day average                                                       $    0.754
--------------------------------------------------------------------------------

Section B
Valuation Assessment

Valuation Assessment
Corporate Performance Overview
                                                                       [GRAPHIC]


 .    REGIMENT has been actively for sale, as a whole or in part, for approximately one year. NO ACCEPTABLE ALTERNATIVE BIDS HAVE BEEN SUBMITTED.


 .    ITCS has realized sequential decline in revenue for seven consecutive quarters and is experiencing significant management and employee attrition.

 .    The disposition of pieces of the Company could have the effect of triggering significant economic costs that cannot be reflected currently in the Company's financial statements.

 .    REGIMENT faces the possibility of de-listing from the NASDAQ National
     Market should it fail to take the necessary steps to regain listing compliance.

Conclusion: REGIMENT needs to quickly execute significant and material corrective actions in order to preserve existing shareholder value. These factors must be considered when reviewing the valuation methodologies that follow.

Valuation Assessment
Primary Valuation Methodologies
                                                                       [GRAPHIC]


 .    Peer Group (i.e., Comparable Company) Analysis

     . Assessment of financial performance of companies possessing similar strategic and operating characteristics to the company/operating unit

     . Focus is on metric-based implied public trading value, to which appropriate range of premia is applied

 .    Precedent Transaction Analysis

     . Assessment of valuation metrics for mergers, acquisitions, divestitures and buy-outs involving companies possessing similar strategic and operating characteristics to the company/operating unit

     . Focus on premium paid over historical public trading value (i.e., control premium)

 .    Discounted Cash Flow Analysis

     . Assessment of present value of projected future cash flows, utilizing performance forecasts prepared by management of the company/operating unit

     . Focus is on (i) assessment of forecasts based on knowledge of industry variables and prior performance and (ii) calculation of discounted cash flow value based on selected discount rates

     . DCF represents "intrinsic" value of business/operating unit implied by cash flow analyses (not seen by public market)

 .    "Break-Up" Analysis

     . Assessment of cumulative enterprise value of individual operating units if sold at arms' length

          - ITCS
          - GovConnect

     . Focus is on identification and assessment of distinct operating entities, identification of prospective buyers for such entities, and valuation of such entities

Valuation Assessment
REGIMENT Valuation Summary
                                                                       [GRAPHIC]


                                                 Implied Price per Share ($)
                                                 ---------------------------
                                               Low           Mean          High
                                               ---           ----          ----

Peer Group Analysis (1)                     $  0.47        $  0.77      $  1.06

Precedent Transactions Analysis (2):

   IT Services Acquisitions                 $  0.48        $  0.83      $  1.20
   MBO Transactions                         $  0.46        $  0.67      $  0.95

Discounted Cash Flow Analysis               $  0.83        $  1.12      $  1.42

"Break-Up" Analysis                         $  1.47        $  1.71      $  1.95

(1) Implied price per share range was determined utilizing the REGIMENT peer group enterprise value/ LTM revenue multiple. A discount range of 55% to 80% was applied to the multiple in order to account for REGIMENT's substandard operating metrics relative to its peer group.

(2) Based on the application of a range of premiums in precedent IT services acquisitions and MBO transactions to REGIMENT's closing stock price as of June 19, 2001 ($0.46).

Exhibit 1
Peer Group Analysis

Peer Group Analysis
                                                                       [GRAPHIC]

                                                                                            Sequential   Y / Y
                                                                                             Quarterly  Quarterly
                                    19-Jun     Market       LTM      Enterprise  Ent. Value/  Growth    Growth      Gross  Operating
                                     Close      Cap       Revenue       Value    LTM Revenue  Rate (1)  Rate (2)    Margin   Margin
------------------------------------------------------------------------------------------------------------------------------------
                                        $s         MM           MM          MM         X          %        %           %       %
Alternative Resources Corporation     0.49   $    8.2    $   249.0    $   46.8       0.2       -5.40%   -18.00%      30.36%   1.98%
American Management Systems          23.56   $  989.5    $ 1,291.2    $1,033.6       0.8       -1.00%     3.80%      46.60%   8.60%
Analysts International Corporation    4.55   $  110.5    $   571.1    $  141.6       0.2        3.30%     9.00%      18.42%   1.13%
Computer Horizons Corporation         2.92   $   93.6    $   437.7    $   96.8       0.2       -2.30%    -6.80%      30.84%  -3.44%
Computer Task Group, Inc.             4.99   $   82.9    $   332.4    $  105.5       0.3       -1.11%   -13.80%      29.61%   0.72%
Cotelligent Group                     0.90   $   13.8    $    82.3    ( $ 10.1)      NMF      -20.24%   -41.30%      31.77% -25.28%
Covansys                             10.84   $  316.9    $   422.4    $  196.7       0.5       -2.00%     3.00%      25.60%  -8.90%
Hall, Kinion & Associates, Inc.       7.10   $   96.7    $   295.8    $   64.3       0.2      -22.10%    -1.10%      50.24%   4.30%
Kelly Services, Inc.                 24.30   $  897.0    $ 4,494.0    $  887.2       0.2       -5.00%     0.70%      17.48%   2.83%
Manpower, Inc.                       30.66   $2,357.8    $12,483.5    $2,695.1       0.2       -3.00%     3.30%      15.90%   2.50%
Metro Information Services, Inc.      4.45   $   68.1    $   292.4    $  148.2       0.5        1.20%    -2.00%      29.43%   8.13%
Modis Professional Services, Inc.     6.26   $  609.5    $ 1,814.7    $  542.1       0.3       -1.10%    -2.80%      29.04%   7.16%
Perot Systems Corporation            16.99   $1,658.2    $ 1,126.0    $1,432.6       1.3        2.78%     7.30%      22.20%   2.10%
Spherion Corporation                  8.02   $  534.1    $ 3,740.8    $1,087.4       0.3       -4.91%   -10.81%      33.46%   4.90%
Technisource, Inc.                    1.55   $   16.0    $   152.5    $   14.2       0.1       -4.65%    30.10%      26.19%   2.32%
Volt Information Sciences, Inc.      16.62   $  252.8    $ 2,227.0    $  406.4       0.2        1.87%    -0.06%       8.47%   3.88%
------------------------------------------------------------------------------------------------------------------------------------

     Average:                                $  506.6    $ 1,875.8    $  555.5       0.4       -3.98%    -2.47%      27.85%   0.81%
   Avg. Excl. Max. and Min.:                 $  410.0    $ 1,246.2    $  443.1       0.3       -3.20%    -2.02%      27.63%   2.12%
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

REGIMENT                              0.46   $   24.2    $   412.8    ($  17.6)     (0.04)     -0.10%   -20.70%      24.70%  -6.00%
------------------------------------------------------------------------------------------------------------------------------------


Notes:

LTM - Last Twelve Months; MM - Millions; NMF - Not Meaningful.
All calculations exclude extraordinary or one-time charges.
Share counts derived from fully-diluted shares outstanding number disclosed in most recent Form 10-Q.
(1) Sequential Quarterly Growth Rate reflects the increase / (decrease) in net revenue for the most recently reported three-month period compared to the three-month period preceeding it.
(2) Y / Y Quarterly Growth Rate reflects the increase / (decrease) in net revenue for the most recently reported three-month period compared to the same period from a year earlier.

Peer Group Analysis
                                                                       [GRAPHIC]

-------------------------    ------------------------    --------------------------   -------------------     ---------------------
       Market Cap                  Ent. Value                   LTM Revenue             LTM Gross Profit          LTM EBITDA
-------------------------    ------------------------    --------------------------   -------------------     ---------------------
MAN              $2,357.8    MAN            $2,695.05    MAN             $12,483.50   HAKI           50.2%    MAN           $312.7
PER              $1,658.2    PER            $1,432.60    KELYA           $ 4,494.00   AMSY           46.6%    SFN           $178.4
AMSY             $  989.5    SFN            $1,087.40    SFN             $ 3,740.80   SFN            33.5%    MPS           $130.0
KELYA            $  897.0    AMSY           $1,033.60    VOL             $ 2,227.00   CGZ            31.8%    KELYA         $127.3
MPS              $  609.5    KELYA          $  887.19    MPS             $ 1,814.70   CHRZ           30.8%    AMSY          $111.0
SFN              $ 534.08    MPS            $  542.06    AMSY            $ 1,291.20   ALRC           30.4%    VOL           $ 86.45
CVNS             $  316.9    VOL            $  406.37    PER             $ 1,126.00   CTG            29.6%    MISI          $ 23.8
VOL              $  252.8    CVNS           $  196.70    ANLY            $   571.15   MISI           29.4%    PER           $ 23.4
ANLY             $  110.5    MISI           $  148.21    CHRZ            $   437.68   MPS            29.0%    HAKI          $ 12.7
HAKI             $   96.7    ANLY           $  141.63    CVNS            $   422.40   TSRC           26.2%    ANLY          $  6.5
CHRZ             $   93.6    CTG            $  105.50    REGI            $   412.80   CVNS           25.6%    ALRC          $  4.9
CTG              $   82.9    CHRZ           $   96.82    CTG             $   332.45   REGI           24.7%    TSRC          $  3.8
MISI             $   68.1    HAKI           $   64.35    HAKI            $   295.82   PER            22.2%    CTG           $  2.4
REGI             $   24.2    ALRC           $   46.79    MISI            $   292.36   ANLY           18.4%    CHRZ          ($15.0)
TSRC             $   16.0    TSRC           $   14.22    ALRC            $   248.96   KELYA          17.5%    CGZ           ($20.8)
CGZ              $   13.8    CGZ           ($   10.13)   TSRC            $   152.47   MAN            15.9%    REGI          ($24.8)
ALRC             $    8.2    REGI          ($   17.60)   CGZ             $    82.31   VOL             8.5%    CVNS          ($37.6)
-------------------------    ------------------------    --------------------------   -------------------     ---------------------
Mean:            $ 478.23    Mean:          $  521.81    Mean:           $ 1,789.74   Mean:          27.7%    Mean:          $54.41
Stripped Mean:   $ 384.26    Stripped Mean: $  412.89    Stripped Mean:  $ 1,190.65   Stripped Mean: 27.4%    Stripped Mean: $43.32
-------------------------    ------------------------    --------------------------   -------------------     ---------------------

Peer Group Analysis
                                                                       [GRAPHIC]

-------------------------       -----------------------       -----------------------      -----------------------
   LTM Net Income                     2001E EPS                  Ent Value/EBITDA           2001E Price/Earnings
-------------------------       -----------------------       -----------------------      -----------------------
MAN              $ 172.40       KELYA            $ 2.43       PER              61.01x      CVNS             77.43x
MPS              $ 151.32       MAN              $ 2.22       CTG              44.27x      MISI             31.79x
SFN              $  98.62       AMSY             $ 1.55       ANLY             21.89x      CTG              27.72x
KELYA            $  75.92       SFN              $ 1.38       ALRC             9.51x       PER              27.40x
AMSY             $  63.40       HAKI             $ 1.10       AMSY             9.31x       MPS              25.04x
VOL              $  46.21       PER              $ 0.53       MAN              8.62x       KELYA            21.50x
PER              $  22.96       MPS              $ 0.48       KELYA            6.97x       CHRZ             17.18x
MISI             $   9.01       MISI             $ 0.43       MISI             6.2x        AMSY             14.54x
ANLY             $   5.88       ANLY             $ 0.38       SFN              6.10x       MAN              14.06x
HAKI             $   4.35       CVNS             $ 0.21       HAKI             5.06x       ANLY             13.79x
TSRC             $   2.07       CTG              ($0.11)      VOL              4.70x       HAKI             13.15x
CTG              $   0.22       REGI             ($0.37)      MPS              4.17x       SFN              10.99x
ALRC             ($ 14.81)      ALRC             ($0.44)      TSRC             3.79x       ALRC             3.27x
CHRZ             ($ 14.88)      CHRZ             ($0.51)      CGZ              0.49x       CGZ              NMF
CGZ              ($ 16.82)      CGZ              NA           CHRZ             NMF         REGI             NMF
CVNS             ($ 21.98)      TSRC             NA           CVNS             NMF         TSRC             NMF
REGI             ($ 26.40)      VOL              NA           REGI             NMF         VOL              NMF
-------------------------       -----------------------       -----------------------      -----------------------
Mean:            $  32.79       Mean:            $ 0.66       Mean:            13.72x      Mean:            22.91x
Stripped Mean:   $  27.43       Stripped Mean:   $ 0.61       Stripped Mean:   10.89x      Stripped Mean:   19.74x
-------------------------       -----------------------       -----------------------      -----------------------

Peer Group Analysis
                                                                       [GRAPHIC]

----------------------------      -----------------------    ----------------------------------   -------------------------------
      Book Value                     Price/Book Value         Sequential Quarterly Growth Rate      Y / Y Quarterly Growth Rate
----------------------------      -----------------------    ----------------------------------   -------------------------------
MPS                $1,301.53      CVNS             0.10x       ANLY                    3.30%      TSRC                     30.10%
SFN                $1,108.09      HAKI             0.08x       PER                     2.78%      ANLY                      9.00%
KELYA              $  613.61      ALRC             0.07x       VOL                     1.87%      PER                       7.30%
MAN                $  613.61      AMSY             0.06x       MISI                    1.20%      AMSY                      3.80%
PER                $  493.90      VOL              0.06x       REGI                   -0.10%      MAN                       3.30%
AMSY               $  362.60      CTG              0.06x       AMSY                   -1.00%      CVNS                      3.00%
VOL                $  261.67      MISI             0.05x       MPS                    -1.10%      KELYA                     0.70%
CHRZ               $  206.03      MAN              0.05x       CTG                    -1.11%      VOL                      -0.06%
REGI               $  164.50      ANLY             0.05x       CVNS                   -2.00%      HAKI                     -1.10%
CVNS               $  103.48      TSRC             0.04x       CHRZ                   -2.30%      MISI                     -2.00%
ANLY               $   95.81      KELYA            0.04x       MAN                    -3.00%      MPS                      -2.80%
CTG                $   86.75      PER              0.03x       TSRC                   -4.65%      CHRZ                     -6.80%
HAKI               $   85.49      CGZ              0.02x       SFN                    -4.91%      SFN                      -10.81%
MISI               $   85.04      CHRZ             0.01x       KELYA                  -5.00%      CTG                      -13.80%
CGZ                $   40.88      SFN              0.01x       ALRC                   -5.40%      ALRC                     -18.00%
TSRC               $   38.85      MPS              0.00x       CGZ                    -20.24%     REGI                     -20.70%
ALRC               $    7.50      REGI             0.00x       HAKI                   -22.10%     CGZ                      -41.30%
----------------------------      -----------------------    ----------------------------------   -------------------------------
Mean:              $  333.49      Mean:            0.04x       Mean:                  -3.75%      Mean:                    -3.54%
Stripped Mean:     $  290.69      Stripped Mean:   0.04x       Stripped Mean:         -3.00%      Stripped Mean:           -3.27%
----------------------------      -----------------------    ----------------------------------   -------------------------------

Exhibit 2
Precedent Transaction Analysis

Precedent Transaction Analysis
IT Services Acquisitions (Selected sample of transactions since 1/1/00)
                                                                       [GRAPHIC]

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                             Premium       Premium
                                                                                                  Premium   to market     to market
                                                                         Transaction Transaction to market  10 days       30 days
                                                                Date        Value     Value/       at        before         before
Target Name                               Acquiror Name        Announced    (mm)      LTM Rev announcement announcement announcement

------------------------------------------------------------------------------------------------------------------------------------

Aris Corporation                          CIBER, Inc.           6/14/01   $    31.4      0.5         48%        48%        51%

Business Description: Provides end to end e-business consulting services

C-bridge                                  eXcelon Corporation   5/22/01   $    60.0      0.7         20%        32%        44%

Business Description: Provides e-enterprise consulting services

Proxicom, Inc.                            Dimension Data        5/11/01   $   448.0      2.2         33%       160%        94%

Business Description: Provides ebusiness consulting and development services

Note: Initial bid received from Compaq at an implied transaction value of $266 million (4/26/01)

Mainspring Communications, Inc.           IBM                   4/19/01   $    80.0      2.0         33%       101%        49%

Business Description: Provides digital business strategy consulting services

Cambridge Technology Partners             Novell                3/12/01   $   266.0      0.5         36%        27%         7%

Business Description: Provides strategic and management consulting as well as systems integration services

IMRglobal Corp.                           CGI Group, Inc.       2/21/01   $   438.0      1.7         62%        56%        96%

Business Description: Prrovides end-to-end information technology solutions to Fortune 500 and Global 2000 companies

Command Systems, Inc.                     ICICI Infotech Inc.   1/26/01   $    20.0      0.8         61%       150%       138%
Business Description: Provides systems integration services

AppNet Systems, Inc.                      Commerce One, Inc.    6/20/00   $ 1,282.0      9.5         37%        85%       116%
Business Description: Provides Internet consulting services

Mynd                                      Computer Sciences
                                          Corporation           6/20/00   $   644.0      0.9         46%        55%        56%

Business Description: A provider of systems, services, sourcing and e-business solutions to the global insurance and related financial services industries

Metamor Worldwide (1)                     PSINet                3/22/00   $ 1,900.0      3.3        148%       125%       121%

Business Description: Provides end-to-end IT consulting and solutions to Fortune 1000 companies

Network Solutions, Inc.                   Verisign, Inc.        3/7/00    $21,101.4     95.6        62%       121%       126%

Business Description: Provides Internet domain name registration services, Internet consulting services and other Internet professional seervices

SPR Inc.                                  Leapnet, Inc.         1/28/00   $    48.5      0.8          9%         7%         5%

Business Description: Provides IT infrastructure services, develops and maintains applications and integrates systems and information

                                                                            Average:     9.9         50%        81%        75%
(1) The only significant comparable IT Staffing transaction                     Min:     0.5          9%         7%         5%
executed during the selected time period                                        Max:    95.6        148%       160%       138%
                                                             Avg. excl. max and min:     2.2         44%        80%        76%

Precedent Transaction Analysis
MBO Transactions (Selected sample of transactions (less than)$100 million)
                                                                       [GRAPHIC]

------------------------------------------------------------------------------------------------------------------------------------

                                                                                           Premium        Premium         Premium
                                                                            Transaction   to market       to market     to market
                                                           Date   Transaction    Value/  1 day before  1 week before  4 weeks before

Company Name                                            Announced  Value (mm)   LTM Rev  announcement  announcement    announcement
------------------------------------------------------------------------------------------------------------------------------------

Black Hawk Gaming & Development Corp.                      4/13/01     $ 47.7     0.6         35%             41%            31%
Business Description: Owner, operatorof casinos and
hotels

NextHealth Inc.                                            1/24/01     $ 80.1     2.0         46%             48%            86%
Business Description: Provider, developer of healthcare
services

Gehl Co.                                                   12/22/00    $ 96.7     0.4         67%             48%            56%
Business Description: Manufacturer of agricultural
equipment

NPC International Inc.                                     12/14/00    $ 93.6     0.5         11%              7%            32%
Business Description: Owner, operator of fast food
restaurants

Impac Commercial Holdings Inc.                             10/13/00    $ 60.4     1.8          2%             18%            20%
Business Description: Specialty commercial property
finance company

BI Inc.                                                    8/11/00     $ 67.4     1.0         78%             106%           65%
Business Description: Manufacturer of electronic
security systems

General Bearing Corp.                                      7/14/00     $ 25.5     0.5         28%             30%            33%
Business Description: Manufacture bearings

Acme Electric Corp.                                        4/26/00     $ 50.8     0.7         33%             33%            36%
Business Description: Manufacturer of electronics
transformers

KLLM Transport Services Inc.                               4/20/00     $ 33.8     0.1          5%             10%            18%
Business Description: Trucking company

Solomon-Page Group Ltd.                                    3/31/00     $ 29.3     0.5         83%             83%            75%
Business Description: Employment agencies

Pulaski Furniture Corp.                                    3/31/00     $ 65.3     0.3          0%             31%            55%
Business Description: Manufacture household furniture

Centennial Healthcare Corp.                                2/25/00     $ 65.6     0.2         87%             85%            83%
Business Description: Provide home healthcare services

                                                                     Av erage:    0.7         40%             45%            49%
                                                                          Min:    0.1          0%              7%            18%
                                                                          Max:    2.0         87%             106%           86%
                                                       Avg. excl. max and min:    0.6         39%             43%            49%

Exhibit 3
Discounted Cash Flow Analysis

Discounted Cash Flow Analysis
WACC Calculation
                                                                       [GRAPHIC]


Beta Calculation

                                              Levered                  Unlevered
   Company                                    Beta (1)   Debt/Equity (2)   Beta

Alternative Resources Corporation                 1.55       2.80         0.55
American Management Systems, Inc.                 1.12       0.06         1.12
Analysts International Corporation                0.75       0.38         0.60
Computer Horizons                                 1.26       0.22         1.10
Computer Task Group, Inc.                         0.98       0.43         0.76
Cotelligent Group                                 0.86       0.35         0.70
Covansys                                          1.17       0.00         1.17
Hall, Kinion & Associates, Inc.                   1.46       0.00         1.46
Kelly Services, Inc.                              0.55       0.06         0.53
Manpower, Inc.                                    1.00       0.21         0.88
Metro Information Services, Inc.                  0.69       1.15         0.39
Modis Professional Services, Inc.                 0.65       0.30         0.54
Perot Systems Corp.                               0.95       0.01         0.95
Spherion Corporation                              0.78       1.21         0.44
Technisource, Inc.                                0.64       0.06         0.62
Volt Information Sciences, Inc.                   0.78       0.70         0.53

   Mean                                           0.95       0.50         0.77
   Mean excluding Max and Min                     0.94       0.37         0.75

Common Stock Price as of 6/19/01            $     0.46
REGIMENT Market Capitalization              $    24.18
REGIMENT Debt                               $     0.13
2001 Projected Debt/Equity Ratio                  0.004%
Assumed Tax Rate                                 34.50%

Implied REGIMENT Beta                             0.75
--------------------------------------------------------------------------------

Cost of Equity Capital Calculation

        Components                             Amount
   Risk Free Rate (3)                          5.20%
   Implied REGIMENT Beta                       0.75
   Assumed Risk Premium                        10.00%


             Cost of Equity                    12.69%
--------------------------------------------------------------------------------

Cost of Debt Capital Calculation

        Components                                 Rate     Amount
     Long Term Debt                                 NA      $0.13

             Cost of Debt                         0.00%
--------------------------------------------------------------------------------

Weighted Cost of Capital Calculation

          Components                               Cost     Weight
   Cost of Equity Capital                      12.69%         99%
   Cost of Debt Capital                        0.00%           1%
   Estimated Effective Tax Rate                34.50%

   Weighted Average Cost of Capital                         12.69%
   Rounded WACC                                             13.00%

Notes:
(1)  Levered beta as reported by Bloomberg.
(2)  Debt/Equity ratio based on most recent filings or press releases.
(3)  Risk Free Rate based on closing 10-Year Treasury Note as of 6/19/01.

Discounted Cash Flow Analysis
Share Price Calculation
                                                                       [GRAPHIC]


                                                                   Years Ending December 31, (1)
($ in thousands)                                      2001        2002        2003        2004        2005
                                                    ========    ========    ========    ========   =========
Total Revenues                                       $334.09     $347.80     $382.50     $420.75     $462.83
EBITDA                                               ($14.15)      $6.90      $11.62      $16.62      $22.68

EBIT                                                 ($22.19)      $0.10      $ 4.50      $ 8.63      $13.88
   Plus: Depreciation and Amortization                 $8.05       $6.80      $ 7.12      $ 7.99      $ 8.79
   Minus: CAPEX                                        $7.20       $8.00      $ 8.00      $ 8.00      $ 8.00
   Minus: Increase (Decrease) in Working Capital       $2.19       $0.59      ($6.54)    ($10.00)    ($20.00)
   Minus: Notional Tax @ 34.5%                         $0.00       $0.00       $1.55       $2.98       $4.79
                                                    --------    --------    --------    --------   ---------
Free Cash Flow                                       ($23.54)     ($1.69)      $8.60      $15.64      $29.89


-----------------------------------------------------------------------------------------------------------------------------------
Shares Out         52.567                                      Terminal Value Based On Exit
Outstanding Debt   $0.13                                        Mulitples of 2005 EBITDA
-----------------------------------------------------------------------------------------------------------------------------------
                                           3.0x                               4.0x                             5.0x
-----------------------------------------------------------------------------------------------------------------------------------
                 PV of          PV of   Enterprise   Share       PV of     Enterprise   Share       PV of    Enterprise   Share
   WACC        Cash Flows      Term Val    Value     Price      Term Val      Value     Price      Term Val    Value      Price
 -------       ----------      -------- ----------  -------    ----------  ----------  -------    ---------- ----------  -------
  12.00%         $10.67        $38.61     $49.27      $0.93      $51.47     $62.14      $1.18        $64.34     $75.01     $1.42
  13.00%          $9.63        $36.93     $46.56      $0.88      $49.24     $58.87      $1.12        $61.54     $71.18     $1.35
  14.00%          $8.65        $35.34     $43.99      $0.83      $47.11     $55.77      $1.06        $58.89     $67.54     $1.28
-----------------------------------------------------------------------------------------------------------------------------------

(1) 2001-2003 financial projections provided by REGIMENT management. It should be noted that for the past 18 months, REGIMENT's management, has, on a quarterly basis, consistently failed to meet internal projections and has continued to revise its projections downward.

Exhibit 4
"Break-Up" Analysis

"Break-Up" Analysis
Sensitivity Analysis
                                                                       [GRAPHIC]


The following sensitivity analysis provides a range of probable per share(1) values assuming (i) a stand-alone enterprise value of GovConnect between $20-$30 million(2), and (ii) a stand-alone enterprise value of ITCS between $15-$30 million (3) , factoring in the $42 million of cash on REGIMENT's balance sheet as of March 31, 2001

                                                     Enterprise Value of GovConnect, net of liabilities
                                                                           (In Millions)
                                                     $ 20.0        $ 22.5         $ 25.0        $ 27.5       $ 30.0
                                           $ 57.5    $ 1.47        $ 1.52         $ 1.57        $ 1.62       $ 1.66

                                           $ 60.0    $ 1.52        $ 1.57         $ 1.62        $ 1.66       $ 1.71

Enterprise Value of ITCS,                  $ 62.5    $ 1.57        $ 1.62         $ 1.66        $ 1.71       $ 1.76
     net of liabilities

   (plus Cash on Hand)                     $ 65.0    $ 1.62        $ 1.66         $ 1.71        $ 1.76       $ 1.81
        (In Millions)
                                           $ 67.5    $ 1.66        $ 1.71         $ 1.76        $ 1.81       $ 1.85

                                           $ 70.0    $ 1.71        $ 1.76         $ 1.81        $ 1.85       $ 1.90

                                           $ 72.5    $ 1.76        $ 1.81         $ 1.85        $ 1.90       $ 1.95

(1)  Assumes 52,567,027 shares of common stock outstanding.

(2) Stand-alone enterprise value range was determined utilizing the enterprise value/LTM revenue multiple for GovConnect's peer group.

(3) Stand-alone enterprise value range was determined utilizing the ITCS peer group enterprise value/LTM revenue multiple. A discount range of 55% - 80% was applied to the multiple in order to account for ITCS's substandard operating metrics relative to its peer group.

"Break-Up" Analysis
GovConnect Peer Group Analysis
                                                                       [GRAPHIC]


                                                          52 Week Range
                                              19-Jun     ---------------      Market    Enterprise  Ent. Value/    Ent. Value/
                                              Close       High      Low        Cap         Value    LTM Revenue  LTM Gross Profit
 -----------------------------------------------------------------------------------------------------------------------------------

                                                $s        $s        $s        MM          MM            X            X
American Management Systems, Inc. #           23.56      41.00     14.00    $  989.5    $ 1,033.6        0.8           1.7

CACI International, Inc.                      40.70      44.62     16.75    $  468.3    $  441.7         0.8           2.1

Covansys                                      10.84      22.94      6.25    $  316.9    $  196.7         0.5           1.8

Maximus, Inc.#                                33.95      40.25     18.00    $  731.1    $  683.6         1.5           4.8

National Information Consortium                2.04      18.81      1.00    $  114.3    $  75.7          0.9           3.2

Perot Systems Corporation                     16.99      17.70      7.81    $ 1,658.2   $ 1,432.6        1.3           5.7

Tier Technologies, Inc. #                      9.45      12.69      4.44    $  125.3    $  122.1         1.0           2.8

Systems & Computer Technology Corporation      8.21      20.50      5.75    $  264.1    $  266.9         0.6           1.8
-----------------------------------------------------------------------------------------------------------------------------------
                                          Average:                          $  583.5    $  531.6         0.9           3.0
                                          Avg. excl. Max. and Min.          $  482.5    $  457.4         0.9           2.7
                                          -----------------------------------------------------------------------------------------

Notes:
-----
CY - Calendar Year; LTGR - Long-Term Growth Rate; LTM - Last Twelve Months; NTM - Next Twelve Months; MM - Millions; NMF - Not Meaningful.

# Denotes a company covered by AH&H research.

All calculations exclude extraordinary or one-time charges.

"Break-Up" Analysis
GovConnect Precedent Transaction Analysis

                                                                       [GRAPHIC]

-------------------------------------------------------------------------------------------------------------------------------
                                                                             Transaction  Target LTM    Transaction Value/
Target Name                     Acquirer Name               Date Announced      Value       Revenue       LTM revenue
-------------------------------------------------------------------------------------------------------------------------------
                                                                                $ M M         $ M M             x
Synergy Consulting, Inc.        American Management             08/22/00      $   20.00    $  15.40            1.3x
                                Systems, Ir
Provides systems integration, ebusiness and management consulting services.

Strategic Partners              MAXIMUS, Inc.                   07/31/00      $    1.80    $   2.50            0.7x
International, LLC
Provides implementation services relating to Activity-Based Costing systems for governments.

Mynd Corporation                Computer Sciences Corporation   06/20/00      $  568.00    $ 570.07            1.0x
Provides systems, services, sourcing and e-business solutions to the global insurance and related financial services industries.

AssetWorks                      MAXIMUS, Inc.                   04/18/00      $    8.61    $   8.00            1.1x
Provides infrastructure management systems for federal, state and local governments.

Valuation Resource Management   MAXIMUS, Inc.                   04/17/00      $    4.50    $   7.70            0.6x
Valuation and consulting firm specializing in providing solutions for government.

SCA Group, Inc.                 Tier Technologies, Inc.         04/04/00      $   16.20    $  15.00            1.1x
Provides business process consulting services with expertise in health care,

3G International, Inc.          MAXIMUS, Inc.                   04/03/00      $    7.00    $  10.00            0.7x
An integrator of smart card systems for the public and commercial sectors.

Century Technologies, Inc.      CACI International, Inc.        03/16/00      $   14.40    $  25.00            0.6x
Provides networking, telecommunications, e-commerce and software engineering services to government agencies.

Crawford Consulting, Inc.       MAXIMUS, Inc.                   02/25/00      $   16.75    $  16.00            1.0x
Provides information and web-based systems and consulting services for state and local government courts and justice agencies.

XEN Corporation                 CACI International, Inc.        11/11/99      $    4.30    $   8.56            0.5x
Provides quality systems design, training, development, ecommerce and data security services to governmental organizations (the Department of Defense and the U.S. Navy).

Consultec LLC                   Affiliated Computer             10/01/99      $  105.00    $ 107.00            1.0x
                                Services, Inc.
Provides information technology services to federal and  state health care markets.

Nichols Research Corporation    Computer Sciences               09/20/99      $  396.00    $ 457.00            0.9x
                                Corporation
Provides information technology consulting and integration services in the government, healthcare and commercial markets.

Acuity Technology Services      Metro Information Services,     08/19/99      $   40.00    $  39.00            1.0x
                                Inc.
Provides IT consulting services.

Digital Software Corporation    CIBER, Inc.                     05/04/99      $    6.90    $   6.50            1.1x
Provides software engineering services with a focus on government contract work.

Empower Solutions, LLC          Intelligroup, Inc.              02/16/99      $   28.00    $  18.00            1.6x
Provides enterprise resource planning solutions for the public sector and education markets.

                                                                   ------------------------------------------------
                                                                                         Mean Multiple:        0.9x
                                                                                       Median Multiple:        1.0x
                                                                                         Max. Multiple:        1.6x
                                                                                         Min. Multiple:        0.5x
                                                                   Mean Multiple exclud. Max. and Min.:        0.9x
                                                                   ------------------------------------------------

Notes:

The transaction value represents total consideration for the acquisition

"Break-Up" Analysis
ITCS Peer Group Analysis
                                                                       [GRAPHIC]

                                                                                       Sequential       Y / Y
                                   19-Jun   Market     LTM   Enterprise  Ent. Value/   Quarterly      Quarterly    Gross  Operating
                                    Close    Cap     Revenue   Value     LTM Revenue Growth Rate(1) Growth Rate(2) Margin   Margin
-----------------------------------------------------------------------------------------------------------------------------------
                                      $s       MM         MM        MM         X           %            %          %           %
Alternative Resources Corporation    0.49      $8.2     $249.0     $46.8      0.2       -5.40%       -18.00%     30.36%      1.98%
Analysts International Corporation   4.55    $110.5     $571.1    $141.6      0.2        3.30%        9.00%      18.42%      1.13%
Computer Horizons Corporation        2.92     $93.6     $437.7     $96.8      0.2       -2.30%       -6.80%      30.84%     -3.44%
Computer Task Group, Inc.            4.99     $82.9     $332.4    $105.5      0.3       -1.11%       -13.80%     29.61%      0.72%
Cotelligent Group                    0.90     $13.8      $82.3    ($10.1)     NMF      -20.24%       -41.30%     31.77%    -25.28%
Hall, Kinion & Associates, Inc.      7.10     $96.7     $295.8     $64.3      0.2      -22.10%        -1.10%     50.24%      4.30%
Kelly Services, Inc.                24.30    $897.0   $4,494.0    $887.2      0.2       -5.00%         0.70%     17.48%      2.83%
Manpower, Inc.                      30.66  $2,357.8  $12,483.5  $2,695.1      0.2       -3.00%         3.30%     15.90%      2.50%
Metro Information Services, Inc.     4.45     $68.1     $292.4    $148.2      0.5        1.20%        -2.00%     29.43%      8.13%
Modis Professional Services, Inc.    6.26    $609.5   $1,814.7    $542.1      0.3       -1.10%        -2.80%     29.04%      7.16%
Spherion Corporation                 8.02    $534.1   $3,740.8  $1,087.4      0.3       -4.91%       -10.81%     33.46%      4.90%
Technisource, Inc.                   1.55     $16.0     $152.5     $14.2      0.1       -4.65%        30.10%     26.19%      2.32%
Volt Information Sciences, Inc.     16.62    $252.8   $2,227.0    $406.4      0.2        1.87%        -0.06%      8.47%      3.88%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
     Average:                                $395.5   $2,090.2    $478.9      0.2       -4.88%        -4.12%     27.02%      0.86%
   Avg. Excl. Max. and Min.:                 $252.3   $1,327.9    $321.9      0.2       -4.06%        -3.85%     26.59%      2.57%
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
REGIMENT (3)                         0.46  $   24.2  $   352.4    ($17.6)    (0.05)      -1.4%        -22.30%    24.80%     -4.00%
------------------------------------------------------------------------------------------------------------------------------------

Notes:

LTM - Last Twelve Months; MM - Millions; NMF - Not Meaningful. All calculations exclude extraordinary or one-time charges. Share counts derived from fully-diluted shares outstanding number disclosed in most recent Form 10-Q.

(1) Sequential Quarterly Growth Rate reflects the increase / (decrease) in net revenue for the most recently reported three-month period compared to the three-month period preceeding it.

(2) Y / Y Quarterly Growth Rate reflects the increase / (decrease) in net revenue for the most recently reported three-month period compared to the same period from a year earlier.

(3) LTM Revenue, Ent. Value/LTM Revenue, Sequential Quarterly Growth Rate, Y/Y Quarterly Growth Rate, Gross Margin and Operating Margin metrics for REGIMENT reflect ITCS financial results only.

"Break-Up" Analysis
ITCS "Break-Up" Sensitivity Analysis
                                                                       [GRAPHIC]


@ ITCS has realized a sequential decline in revenue for seven consecutive quarters.

@ ITCS is experiencing significant management and employee attrition.

@ The disposition of the ITCS entity could have the effect of triggering significant economic costs that cannot be reflected currently in the stand-alone ITCS financial statements.

@ At least six (6) asset-backed lenders have recently looked at the ITCS asset portfolio and have valued such asset portfolio between $40 to $45 million.



@ Based on the comments above, a valuation range for ITCS can be calculated as follows:

                                                      ITCS "Break-Up" Sensitivity Analysis
-----------------------------------------------------------------------------------------------------------------------------------
                                       A.                                                  B.             C.              A.+B.+C.
                                                 ITCS Intangible &
Gross ITCS A/R    % Collected       Sub-Total     Tangible Assets    % Collected        Sub-Total    ITCS Liabilities       Total
-----------------------------------------------------------------------------------------------------------------------------------
 $85,000,000         45.00%        $38,250,000       $27,760,000         10.00%        $2,776,000   ($28,915,000)       $12,111,000
 $85,000,000         50.00%        $42,500,000       $27,760,000         15.00%        $4,164,000   ($28,915,000)       $17,749,000
 $85,000,000         55.00%        $46,750,000       $27,760,000         20.00%        $5,552,000   ($28,915,000)       $23,387,000
 $85,000,000         60.00%        $51,000,000       $27,760,000         25.00%        $6,940,000   ($28,915,000)       $29,025,000

Source: Internal corporate financial information.